INDEMNIFICATION AGREEMENT


          THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated February 24 , 1997 is among the undersigned shareholders of Current Electronics, Inc., a Oregon corporation ("Target") (individually, a "Target Shareholder" and, collectively, "Target Shareholders"), the undersigned shareholders of Current Electronics Washington, Inc. a Washington corporation (the "Company") (individually, a "Company Shareholder" and, collectively, the "Company Shareholders") and Electronic Fab Technology Corp. ("Parent"), a Colorado corporation. Target Shareholders and Company Shareholders are sometimes referred to herein, individually, as a "Shareholder" and, collectively, as the "Shareholders."


                        RECITALS

          A. In accordance with the Agreement and Plan of Merger, dated as of January 15, 1997 (the "Merger Agreement") among Parent, Merger Sub and Target, Target Shareholders received shares of Common Stock, $.01 par value, of Parent ("Parent Common Stock") in exchange for their shares of Common Stock, $.01 par value, of Target ("Target Common Stock"). In connection with the Merger Agreement, Parent granted Target Shareholders demand and piggyback registration rights pursuant to the Registration Rights Agreement of even date herewith (the "Registration Rights Agreement").

          B. Company Shareholders received cash in exchange for shares of Common Stock, $.01 par value, of the Company (the "Company Common Stock"), in accordance with the Stock Purchase Agreement, dated as of January 15, 1997 (the "Stock Purchase Agreement"), among Parent and the Company Shareholders.

          C. In consideration of Parent entering the Merger Agreement, the Registration Rights Agreement and the Stock Purchase Agreement and to induce Parent to consummate the transactions contemplated thereby, the Shareholders are making certain representations and warranties set forth herein and indemnifying Parent with respect to certain matters under the Merger Agreement and the Stock Purchase Agreement.


                       AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, covenants and agreements contained herein, the parties hereto agree as follows:


                       ARTICLE I

             REPRESENTATIONS AND WARRANTIES

          1.1 Due Authorization; Enforceability; No Conflict. Each of the Shareholders represents and warrants to Parent with respect to such Shareholder that the Shareholder has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has taken all actions necessary to secure all approvals required in connection therewith. The Shareholder is a competent adult. This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement do not, and the performance will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to the Shareholder or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of the Shareholder pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to the Shareholder or any of its properties or assets, except, in the case of this clause (c) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          1.2 Other Representations and Warranties of Target Shareholders. Each of the Target Shareholders represents and warrants to Parent with respect to such Target Shareholder that the representations and warranties in Sections 1(c) and 1(d) of the Voting Agreement, dated as of January 15, 1997, among the Target Shareholders and Parent are true and correct in all respects. The Target Shareholder has not incurred, or will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.


                              ARTICLE II

               SURVIVAL; INDEMNIFICATION

          2.1  Indemnities by Shareholders.

               (a) If Target breaches any covenant in the Merger Agreement, the Company Shareholders breach any covenant in the Stock Purchase Agreement (other than the covenant under Section
     1.1 (Purchase and Sale of Stock) of the Stock Purchase Agreement), any representation or warranty of Target in the Merger Agreement is inaccurate (and if there is an applicable survival period pursuant to Section 11.1 (Survival of Representations and Warranties) of the Merger Agreement, provided Parent makes a written claim for indemnification against any Shareholder within the applicable survival period) or any representation or warranty of the Company Shareholders in Article III (Representations and Warranties Concerning the Company and its Subsidiaries) of the Stock Purchase Agreement is inaccurate (and if there is an applicable survival period pursuant to Section 10.1 (Survival of Representations and Warranties) of the Stock Purchase Agreement, provided Parent makes a written claim for indemnification against any Company Shareholder within the applicable survival period), then each Shareholder shall indemnify and hold Parent harmless from and against the Shareholder's Pro Rata Share (as defined in Section 2.1(b)) of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes (as defined in Section 2.1(b)), Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses (collectively, "Losses") that Parent or any of its subsidiaries may suffer through and after the date of the claim for indemnification (including any Losses Parent or its subsidiaries suffer after the end of any applicable survival period) caused by or arising out of any such breach or inaccuracy; except that the Shareholders will not have any obligation to indemnify Parent from and against any Losses caused by or arising out of any such breach or inaccuracy (i) until Parent or its subsidiaries have suffered Losses by reason thereof in excess of a $100,000 aggregate threshold (at which point the Shareholders will indemnify Parent relating back to the first such Losses and any further such Losses) or thereafter and (ii) to the extent the Losses Parent has suffered by reason of all such breaches and inaccuracies exceeds a $750,000 aggregate ceiling (after which the Shareholders will have no obligation to indemnify Parent from and against any further such Losses, unless such Losses are caused by or arise out of any inaccuracy of which the Shareholder (or his or her spouse on the date hereof) had actual knowledge at the time the representation was made or deemed made, in which case an aggregate ceiling shall apply to such Shareholder and spouse in an amount equal to the Consideration (as defined below) received by such Shareholder and spouse plus their Pro Rata Share of the amount of cash received pursuant to the Merger Agreement by other shareholders of Target who are not parties to this Agreement. Such $100,000 aggregate threshold shall be increased and the amount of Losses to be paid by the Shareholders hereunder shall be reduced by the amount of any net recovery by Target above the book value at the Effective Time (as defined in the Merger Agreement) for Target's account receivable from Tapistron International, Inc. If any Shareholder breaches any of such Shareholder's covenants herein, any representation or warranty of the Shareholder herein is inaccurate, any Company Shareholder breaches the covenants in
     Section 1.1 of the Stock Purchase Agreement or any representation or warranty of the Company Shareholder in Article II (Representations and Warranties Concerning the Shareholders) of the Stock Purchase Agreement is inaccurate, then each Shareholder shall indemnify Parent from and against the Shareholder's Pro Rata Share of the entirety of any Losses Parent or its subsidiaries may suffer through and after the date of the claim for indemnification caused by or arising out of any such breach or inaccuracy.

               (b) The "Shareholder's Pro Rata Share" means that fraction equal to the amount of Consideration received by the Shareholder over the Total Consideration, where "Consideration" with respect to any Company Shareholder means the amount of cash received by the Company Shareholder pursuant to the Stock Purchase Agreement and, with respect to any Target Shareholder means the number of shares of Parent Common Stock received by the Target Shareholder times the last sale price of Parent Common Stock on the Nasdaq National Market on the date hereof, plus the amount of cash, if any, received by the Target Shareholder pursuant to the Merger Agreement and, "Total Consideration" means the sum of the Consideration received by all Shareholders.

               (c) If Parent has a claim for Losses pursuant to this Article II that does not involve a Third Party Claim (as defined in Section 2.2(a)), Parent shall notify the Representative (as defined in Section 2.3(a)) of such claim, specifying the nature of the Losses and the amount or estimated amount thereof if feasible. If the Representative does not notify Parent within 30 days from the date it receives such notice that the Representative disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Shareholders under this Agreement. Nothing herein shall be deemed to prevent Parent from making a claim for potential or contingent Losses.

          2.2  Third Party Claims.

               (a) If any third party shall notify Parent with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Shareholder under this
     Article II, then Parent shall promptly notify the Representative thereof in writing (a "Claim Notice"). The Representative will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of the Representative's choice reasonably satisfactory to Parent so long as (i) the Representative notifies Parent in writing within 10 days after Parent has given notice of the Third Party Claim that the Shareholders will indemnify the Parent from and against the entirety of any Losses Parent may suffer caused by or arising from the Third Party Claim, (ii) the Representative provides Parent with evidence reasonably acceptable to Parent that the Shareholders will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business, operations, assets, prospects or interests of Parent or its subsidiaries and (v) the Representative conducts the defense of the Third Party Claim actively and diligently. In the event of a Third Party Claim that seeks an injunction or other equitable relief, the Representative will be entitled to participate with Parent in the defense of such Third Party Claim.

               (b) While the Representative is conducting the defense of the Third Party Claim in accordance herewith, (i) Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) Parent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Representative and (iii) the Representative will not consent to the entry of any judgment or enter any settlement with respect to the Third Party Claim without the prior written consent of Parent.

               (c) If any condition under Section 2.2(a) is or becomes unsatisfied, (i) Parent may defend against the Third Party Claim in any manner it reasonably may deem appropriate, (ii) Parent may consent to entry of any judgment or enter into any settlement that is consented to by the Representative or to which the Shareholders could not reasonably object, (iii) each Shareholder will reimburse Parent the Shareholder's Pro Rata Share promptly and upon request of Parent for the costs of defending against the Third Party Claim, including reasonable attorneys' fees and expenses, and (iv) the Shareholders will remain responsible for any Losses Parent may suffer caused by or arising from the Third Party Claim to the fullest extent provided by this
     Article II. The Shareholders and the Representative agree to consent to any entry of judgment or the entering into of any settlement under clause (ii) reasonably appropriate in the circumstances.

          2.3  Representative.

               (a) To the fullest extent permitted by law, each Shareholder hereby irrevocably constitutes and appoints Charles E. Hewitson as its attorney-in-fact and legal and judicial representative (the "Representative"), with full power of substitution, for the purposes of (i) receiving all notices and communications directed to any Shareholder under this Agreement and taking any action (or determining to take no action) with respect thereto as the Representative may deem appropriate, including the settlement or compromise on behalf of any Shareholder of any Third Party Claim or Losses, and (ii) executing and delivering on behalf of any Shareholder all instruments and documents of every kind the Representative may deem necessary or advisable to accomplish the foregoing. Each Shareholder hereby ratifies and confirms, as the Shareholder's own act, all that the Representative shall do or cause to be done pursuant to this Agreement.

               (b) If the Representative resigns, the resigning Representative shall appoint as successor either another Shareholder or a third party reasonably acceptable to Parent (a "Successor Representative"). The resigning Representative's resignation shall not be effective until a Successor Representative shall have agreed in writing to accept such appointment. If the Representative should die or become incapacitated, a Successor Representative shall be appointed within 30 days of the Representative's death or incapacity by the Shareholders that received a majority of Total Consideration. Upon acceptance by a Successor Representative of the Successor Representative's appointment, the appointment shall be final and binding on the Shareholders.

               (c) Each Shareholder irrevocably agrees that with respect to any Third Party Claim or any claim for indemnification hereunder any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon the Shareholder if delivered by registered, certified or first class mail, postage prepaid to the Representative at such person's address set forth in Section 4.1, whom each Shareholder irrevocably appoints as its authorized agent for service of process.

               (d) The death or incapacity of any Shareholder shall not terminate the authority and agency of the Representative.

               (e) Each Shareholder hereby agrees to indemnify the Representative and to hold the Representative harmless against any loss, liability or expense incurred without negligent conduct or bad faith on the part of the Representative and arising out of or in connection with his duties as Representative, including court costs and attorneys' fees and expenses incurred by the Representative in defending against any Third Party Claim or Losses in connection with this Agreement.

          2.4 Payment Terms. If all or part of any indemnification obligation under this Agreement is not paid when due, the Shareholders shall pay Parent interest thereon for each day from the date the amount became due until the date of payment in full, payable on demand, at a rate of 10% per annum.

          2.5 Other Indemnification Matters. Parent's claims pursuant to the foregoing indemnification provisions shall not be limited by any examination made by or on behalf of Parent or its subsidiaries, the knowledge of Parent or it subsidiaries or any of their respective officers, directors, stockholders, employees or agents, or the acceptance by Parent of any certificate or opinion.


                      ARTICLE III

                   DISPUTE RESOLUTION

          3.1 Remedies. Parent may proceed to enforce the obligations of the Shareholders hereunder in any court or other tribunal by an action at law, suit in equity or other appropriate proceedings, whether for damages, for the specific performance of any term hereof, or otherwise, or in aid of the exercise of any power granted hereby or by law. In the event of any such proceeding, the prevailing party in such proceeding shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants, and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal. Any amount awarded hereunder shall not be subject to the limitations on liability contained in Section 2.1.

          3.2 Jurisdiction and Consent to Suit. Any action, suit or proceeding by Parent to enforce this Agreement may be brought in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Each Shareholder and the Representative consent and submit to the non-exclusive jurisdiction in personam of any such court in respect of any such action, suit or proceeding.


                       ARTICLE IV

                   GENERAL PROVISIONS

          4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

               (a)  if to Parent, to:

                    Electronic Fab Technology Corp.
                    7241 West 4th Street
                    Greeley, Colorado 80634
                    Attention:  Stuart W. Fuhlendorf
                    Facsimile No.:  (303) 892-4306

                    with a copy to:

                    Holme Roberts & Owen LLP
                    1700 Lincoln, Suite 4100
                    Denver, Colorado 80203
                    Attention:  Francis R. Wheeler
                    Facsimile No.: (303) 866 0200

               (b)  if to the Shareholders, to the Representative:

                    Charles E. Hewitson
                    2709 S.E. Balboa Drive
                    Vancouver, Washington  98683
                    Facsimile No.:  (503) 538-6610

                    with a copy to:

                    Hershner, Hunter, Andrews,
                      Neill & Smith, LLP
                    180 East 11th Avenue
                    Eugene, Oregon  97440
                    Attention: Robert Stout, Esq.
                    Facsimile: (541) 344-2025



          4.2 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section to this Agreement unless otherwise indicated.
     The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the parties shall include where the context does not prohibit, their respective permitted successors and assigns.

          4.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

          4.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed.

          4.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          4.6 Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

          4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

          4.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be executed and delivered as of the date first written above.

                              Parent:

                              ELECTRONIC FAB TECHNOLOGY CORP.



                              By:



                              Shareholders:


                              _____Charles E. Hewitson
     _____________
                                   Charles E. Hewitson


                              ______Matthew J.
     Hewitson______________
                                   Matthew J. Hewitson


                              ______Greg
     Hewitson__________________
                                   Greg Hewitson


                              ______Christie
     Hewitson________________
                                   Christie Hewitson


                              ______Marsha
     Hewitson_________________
                                   Marsha Hewitson


                              ______Linda
     Hewitson___________________
                                   Linda Hewitson


                              Representative:


                              ______Charles E.
     Hewitson_______________
                                   Charles E. Hewitson